Exhibit 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
909 Fannin St. Suite 2000
Houston, TX 77010

January 15, 2021
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, TX 77021
Ladies and Gentlemen:
We are acting as special counsel for Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus included therein (the “Prospectus”), relating to the registration under the Securities Act of 1933 (the “Act”) of 3,964,065 shares of the Company’s common stock, par value $0.0001 per shares (the “Common Stock”) that are issuable upon exercise of those outstanding common stock purchase warrants (the “Warrants”) issued by the Company pursuant to those certain Warrant Exercise Inducement Offer Letters entered into by the Company on December 11, 2020 with certain holders of the Company’s previously issued common stock warrants (the “Inducement Letters”). The Common Stock may be offered and sold by the selling stockholders named in the Registration Statement.

We have reviewed the Registration Statement, the Inducement Letters, the Warrants and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.
On the basis of the foregoing assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Board of Directors of the Company or a duly authorized committee thereof (the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of shares of the Common Stock and related matters and, when issued and delivered in accordance with the terms of the Warrants, such shares of Common Stock will be validly issued, fully paid and nonassessable.
In connection with the opinions expressed above, we have assumed that at the time of issuance of any shares of Common Stock upon exercise of any Warrant, the Company will have a sufficient number of authorized but unissued shares of Common Stock under its Amended and Restated Certificate of Incorporation at the time of such issuance.
The opinions set forth in this letter are limited to the law of the General Corporation Law of the State of Delaware as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP